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The following is a transcript of a joint call and webcast held by United States Steel Corporation and Nippon Steel Corporation on December 18, 2023.

FINAL TRANSCRIPT
United States Steel Corp (X US Equity)
2023-12-18

Acquisition of United States Steel Corp by Nippon Steel Corp

Company Participants

- David B. Burritt, President & Chief Executive Officer
- Emily Chieng, Investor Relations Officer
- Takahiro Mori, Representative Director and Executive Vice President

Other Participants

- Gordon Johnson, GLJ Research
- Lawson Winder, BofA Global Research
- Phil Gibbs, KeyBanc Capital Markets
- Tristan Gresser, Exane BNP Paribas

Presentation

Operator

Good morning, everyone, and welcome to the United States Steel Corporation and Nippon Steel Corporation Joint Corporation call and webcast. As a reminder, today's call is being recorded.

I'll now hand the call over to Emily Chieng, Investor Relations Officer.

Emily Chieng {BIO 18699329 <GO>}

Thank you, operator. Good morning, everyone, and thank you for joining us on short notice today for U.S. Steel and Nippon Steel's joint conference call to discuss the acquisition of U.S. Steel by Nippon Steel Corporation.

Joining me on today's call is U.S. Steel's President and CEO, Dave Burritt; and Representative Director of NSC, Takahiro Mori. For Q&A, we will also have Senior Vice President and CFO, Jessica Graziano; and Kevin Lewis, Vice President of Finance, joining.

Please note that the slides we will reference today and the related press release are posted on the U.S. Steel Investor Relations page under the Overview section. Before we start, let me remind you that information provided during this call may include forward-looking statements that are based on certain assumptions and are subject to a number of risks and uncertainties as described in our SEC filings. Please review the

Page 1 of 12

FINAL TRANSCRIPT 2023-12-18 United States Steel Corp (X US Equity) Page 2 of 12 David B. Burritt cautionary statements and other legal information starting on Slide 22 for further information. With that, I would now like to turn the conference call over to U.S. Steel CEO, Dave Burritt, who will begin on Slide 2. {BIO 5173302 <GO>} Thank you, Emily, and good morning to all of you joining us. Today is an exciting day for U.S. Steel and for our industry by bringing together U.S. Steel and Nippon Steel, we are enhancing competitive and innovative steelmaking in America. Today's announcement follows the conclusion of a successful and very robust strategic alternatives review process conducted by our Board of Directors. After thoroughly reviewing numerous alternatives, our Board unanimously approved the definitive merger agreement that we announced earlier this morning, under which U.S. Steel will be acquired by and become a subsidiary of NSC in a transaction valued at $55 per share, all cash. For our U.S. Steel stockholders, this announcement delivers upon the commitment we made when we began the strategic alternatives review process to maximize value and to achieve a timely path to close through execution certainty. In meeting these goals, this transaction with NSC represents an outcome that reflects the tremendous value we have created through our Best for All strategy. Moving to Slide 3, let's start with value. The $55 per share all cash merger consideration reflects significant value realization for U.S. Steel stockholders. The consideration represents a premium of 40% compared to our closing price on December 15. The value created for U.S. Steel stockholders through this transaction is a testament to the hard work and progress our employees have made as we deliver our Best for All strategy, and I thank them for their continued focus on safety operating throughout the review process. We've recently completed several strategic projects, whether it's the Gary Pig in 2022, the NGO electrical steel line just last quarter, or the DR-grade pellet investment earlier this month, and we delivered them on time and on budget. This type of consistent execution earned us credibility in the market. Everyone took notice, and it created a robust process with significant interest. Today's announcement is a direct result of the success to-date of the strategy, and we're not done yet. In 2024, our biggest project to-date comes online, Big River 2, and you'll hear later the role Big River's continued success played in igniting NSC's interest in U.S. Steel. The deal also comes with a high level of closing certainty. NSC has agreed to honor all of the agreements between the U.S. Steel and the unions that represent U.S. Steel employees. The basic labor agreements that were agreed to in September 2022 will remain in effect, and NSC is committed to maintaining these relationships uninterrupted. This

FINAL TRANSCRIPT 2023-12-18 United States Steel Corp (X US Equity) Page 3 of 12 expands upon NSC's existing strong relationship with USW as they already have more than 600 USW represented employees in the United States. The transaction also strengthens the existing competitive landscape in the United States Steel industry, underscoring our confidence in the receipt of the required regulatory approvals. We will continue to operate our mining and steel making facilities in the U.S. for our U.S. based customers. And we do not expect any reduction in the U.S. Steel asset base to close this transaction. We anticipate the deal will close in the second or third quarter of 2024. Upon closing, U.S. Steel will operate as an indirect subsidiary of NSC and will remain headquartered in Pittsburgh, Pennsylvania. The iconic U.S. Steel brand will live on. And that means the same high-quality steel service and reliability that U.S. Steel customers have come to expect will continue. Let's turn to Slide 4. This transaction makes sense from several different angles and has a strong strategic alignment, certainly from a financial uncertainty perspective, as I've just outlined, but also as we consider being best, which is a theme that you have heard us discuss before, best in automotive steels, best in electrical steels, best in operational excellence, best in decarbonization. Both of our companies are intensely customer focused, so we believe that this transaction will allow us to be best at serving our customers. Through this transaction, we expect to enhance our product offerings with technical expertise drawn from NSC's global operations, their innovation, and their research and development. The transaction will provide our customers with a truly global suite of automotive steel products. Automotive OEMs with a global presence will have a global steel partner located in the United States to serve their needs, ranging from advanced high-strength steels to the high-end electrical steels the automotive industry is demanding. NSC's reputation precedes them as a leader in non-grain and grain-oriented electrical steels, and that technology is coming here for us to produce advanced, mind melted, and Made in America electrical steels. In the U.S., we recently commissioned our non-grain-oriented electrical steel line at Big River Steel in Arkansas. As part of the transaction, NSC will be acquiring the newest and most advanced NGO asset in the United States today. Together with their global portfolio of electrical steels, we will be better able to serve the electric vehicle and renewable energy revolution right here in the United States. We're also so enthusiastic about the shared commitment to research and development that will accelerate sustainable, profitable, and cutting-edge steel solutions for our customers. In fiscal 2022, NSC invested approximately $500 million in research and development, and with this transaction, intends to extend its investment now with increased R&D in the United States as well. Together, NSC and U.S. Steel will focus on process technology research to innovate towards the most effective and environmentally sustainable process applications.

FINAL TRANSCRIPT 2023-12-18 United States Steel Corp (X US Equity) Page 4 of 12 Takahiro Mori Together, NSC and U.S. Steel will also focus on product technology research to develop the next generation of steels for virtually any application. Together, we are bringing greater innovation to the United States for the betterment of American workers, American consumers, and American ingenuity. Our automotive customers are expected to soon have access to the world's best automotive and electrical steel technology. And the best part? It will all be produced by an American workforce right here in the United States of America for our U.S. customers. So, to summarize, I couldn't be happier with the outcome of our strategic review process, because it delivers on what is best for each of our stakeholders. And importantly, this is the best value with certainty and timeliness to close. Now, as I mentioned at the start of the call, we're fortunate to have Takahiro Mori, Representative Director of NSC, with us on the call to share NSC's perspective on the deal. Mori-san, the floor is yours. {BIO 22164358 <GO>} Thank you, Dave, and good morning, everybody. This is Takahiro Mori, Representative Director of Nippon Steel. I'll start on Slide 5. On behalf of Nippon Steel, we want to express our excitement about our acquisition of U.S. Steel and extend our welcome to the U.S. Steel employees. NSC has a deep respect for U.S. Steel, its history, and the contributions it has made to society. This is a historic transaction for us. We believe we have found the right partner to accelerate our ambition as the best steelmaker with world-leading capabilities, while also strongly aligning with U.S. Steel's Best for All strategy. We believe this transaction is compelling for several reasons. First, we are combining our cutting-edge technologies to advance innovation and deliver high-grade steel products to address the growing global demand. We will share our leading technologies and manufacturing capabilities to be at the forefront of innovation and digital transformation in steelmaking. Next, both Nippon Steel and U.S. Steel have a shared commitment to drive the world's steel industry towards decarbonization. Finally, NSC has a strong track record of positively working with all of our stakeholders, and we intend to continue that approach with U.S. Steel's employees, unions, customers, suppliers, and communities. Specifically, we will honor U.S. Steel's commitment to its employees, including all collective bargaining agreements in place with its unions, and these relationships will continue uninterrupted. We look forward to building on U.S. Steel's strengths across

FINAL TRANSCRIPT 2023-12-18 United States Steel Corp (X US Equity) Page 5 of 12 several areas, including its strong history, robust manufacturing base, excellent management team, dedicated employee base, and strong financial position. I also want to highlight our commitments to maintain U.S. Steel's iconic name, brand, and headquarters in Pittsburgh, Pennsylvania. And we believe that the mutual beneficial labor relations at U.S. Steel will continue to be based on open dialogue between U.S. Steel and the unions representing its employees. Across the Board, the addition of U.S. Steel will add significant human capital as well as manufacturing and R&D expertise supported by a strong balance sheet. For those of you unfamiliar with Nippon Steel, let me give you a brief background. Headquartered in Tokyo, we are Japan's largest steelmaker and one of the world's leading steel manufacturers. We are focused on expanding capacity in areas of growing demand and in sectors in which our technology and the products are appreciated, especially in the United States. With the addition of U.S. Steel's 20 million annual tons of capacity, we are significantly accelerating our path towards achieving our ambitions. Post-scrolls, we are expected to have an approximately annual capacity of 85 million to 86 million tons. This will accelerate our path towards our strategic goal of 100 million tons of annual global crude steel production. One of the most exciting aspects of this transaction is our ability to combine our highly complementarily cutting-edge technologies to help advance innovation across the industry, as Dave has already highlighted. The benefits extend across both our product technologies, where we will be better positioned to serve our customers as well as our operational and equipment technology. That will allow us to operate more efficiently, while also supporting our sustainability goals. Finally, the combined commitments to leveraging our disruptive R&D capabilities will remain steadfast. Synergies from a transaction will be primarily driven by blending together advanced production technology and know-how between United States Steel and Nippon Steel, including in cost-effective operations, energy saving, and recycling. On the Nippon Steel side, I want to highlight, in particular, our strengths in innovation that result in increased production competitiveness. This strength is across several sectors, and for multiple different uses including electrical steel, sheet, and the flat product for automotive use, electrical and construction. Our aim is to deliver added value to customers through the application of NSC's product technologies. We are also excited to add U.S. Steel's state-of-the-art mini mills at the Big River site in Arkansas, which is one of the most advanced sustainable mills in North America. With Big River 2 scheduled to start production in 2024 and be at full production and capability level by 2026, nearly doubling current capacity, U.S. Steel is well

FINAL TRANSCRIPT 2023-12-18 United States Steel Corp (X US Equity) Page 6 of 12 David B. Burritt positioned to continue to be a strong innovator. Big River Steel will have the ability to create differentiated automotive steel, sustainably produce electrical steels, as well as value-added products to the sub key steel industries. People may not know that Nippon Steel has successfully operated in the United States for almost 40 years because we have a relatively limited footprint in the United States. Through the legacy of our U.S. subsidiaries, we are proud of the contributions they have made to American industries. We first entered the United States when we established a joint venture with Wheeling-Pittsburgh Steel in 1986, which later became a wholly-owned subsidiary. Our main products manufactured in the United States include forged rail steels and axles, coated flat steel, crankshafts for automotive, alloyed steel wire, and steel pipe. Together with United States Steel, Nippon Steel is committed to serving customers in the United States seeking high-performance steel products to meet the needs of every application. The acquisition of United States Steel will significantly build on the -- expand our operations in the country. Importantly, Nippon Steel and U.S. Steel have shared commitment to decarbonize by 2050. A key area of collaboration post-transaction will be continued to advance these efforts and globally on alternative technologies in decarbonization. Nippon Steel is developing three breakthrough technologies towards carbon neutrality, including hydrogen injection technology into blast furnaces, high-grade steel production in large-size electric arc furnaces, and hydrogen use in the direct iron deduction process. U.S. Steel is similarly focused on reducing its carbon footprint, including continuously striving to use less energy in its existing operations, integrating electrical arc furnace capabilities into its footprint, and is constructing a second state-of-the-art mini mill in Arkansas. We believe that, together, we can accelerate technological development and commercialization in decarbonization technologies to build towards a more sustainable society. With that, let me hand the call back to Dave. Thank you. {BIO 5173302 <GO>} Thanks, Mori-san. By now, you're beginning to see the shared values and priorities of our two great companies. Turning to Slide 13, and before we turn to Q&A, I want to highlight how this transaction also combines two like-minded steel companies. Despite being headquartered on opposite corners of the globe, U.S. Steel and NSC share some important commonalities. The U.S. Steel and NSC combination is a natural one, built on a foundation of shared values and interests. We are both iconic companies in our respective countries, each with rich histories. We each have an unwavering commitment to safety and shared values, like our steel principles.

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United States Steel Corp (X US Equity)
2023-12-18

NSC and U.S. Steel are also aligned in our commitment to decarbonization by 2050. A key area of collaboration going forward will be to drive alternative technologies to focus on reducing the carbon intensity of the steelmaking process.

Finally, to all of the communities we have the privilege of serving, U.S. Steel will still be here for you in Pittsburgh and in each of the locations we operate in. We are pleased that NSC is dedicated to being a productive member of these communities and that the U.S. Steel relationships and longstanding tradition of charitable giving will continue.

Before we move to Q&A, let me summarize the key messages from today's call. For U.S. Steel stockholders, the proposed deal represents maximum value, a timely transaction close, and a high level of closing certainty.

For Nippon Steel stockholders, today's proposed deal accelerates global ambitions while also strongly aligning with U.S. Steel's Best for All strategy. Today's announcement joins two storied steel companies with shared values and visions for the future of steel.

Emily, let's open up the line for Q&A.

Questions And Answers

Operator

(Question And Answer)

A - Emily Chieng {BIO 18699329 <GO>}

Thank you, Dave. We ask that you each please limit yourselves to one question and a follow-up, so that everyone has the opportunity to ask a question. Operator, could you please open up the line?

Operator

Certainly. (Operator Instructions) One moment please for the first question. And our first question is from the line of Tristan Gresser with Exane BNP Paribas. Please go ahead.

Q - Tristan Gresser {BIO 20323170 <GO>}

Yes. Hi, good morning, and thank you for taking my questions, and congratulations. The first question is for Dave. I think when you look at the process and to create value, I believe you had to look at the completion risk and you addressed that in the presentation and your remarks. So could you share a little bit you saw, how you view this deal from that perspective? And I'm not talking about antitrust, but more the political climate in the U.S. that could maybe be a bit hostile to foreign ownership

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United States Steel Corp (X US Equity)
2023-12-18

even from a long time allied countries and notably in sector with national security aspect. That's my first question.

A - David B. Burritt {BIO 5173302 <GO>}

That's a really good question, Tristan. Thank you for answering [ph] that. I think the bottom line on all this is that the combination is good for the United States and creates more competitive market here with one of the United States' greatest allies. Just think about that for a minute. This is going to increase competition here in the United States with a great ally to the United States. It's a great fit, and we do not see that as a high-level risk. In fact, we'd say low level of risk.

Q - Tristan Gresser {BIO 20323170 <GO>}

Okay. That's clear. My second question, if I may, for Takahiro Mori, please. I believe, given the decarbonization targets you have in Japan and the push towards EAS technology there, and I think the introduction of carbon prices, what types of synergies or opportunities are you going to be able to leverage from a U.S. footprint in terms of the decarbonization angle in Japan? And I'm talking, could we see some steel flowing from U.S. to Japan for certain uses? Or any color there that you could give would be appreciated. Thank you.

A - Takahiro Mori {BIO 22164358 <GO>}

Okay. As to the decarbonization, as I told you that the Nippon Steel is challenging the three innovative technologies. So we can contribute to the United States Steel in this point. And also, in the United States that the CCS is very promising. So I think combining these two approaches -- different approaches, we can contribute further for the decarbonization and sustainable society.

Q - Tristan Gresser {BIO 20323170 <GO>}

All right. And maybe just a quick follow-up to that. So there is no plan to, let's say, ship pig iron from the U.S. to Japan?

A - Takahiro Mori {BIO 22164358 <GO>}

No, no. We don't have such plan at this moment.

Q - Tristan Gresser {BIO 20323170 <GO>}

Okay. Thank you.

A - Takahiro Mori {BIO 22164358 <GO>}

Yeah.

Operator

Our next question is from the line of Lawson Winder with Bank of America Securities. Please go ahead.

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United States Steel Corp (X US Equity)
2023-12-18

Q - Lawson Winder {BIO 16002509 <GO>}

Hello, everyone. Good morning. Good evening. Congratulations, and thank you for taking my questions. First question would be, have there been any conversations with the UAW? And is there any implicit or explicit support from them?

A - David B. Burritt {BIO 5173302 <GO>}

This is Dave. We've had outreaches at various levels in the organization, and I think the key issue here that's really important is that this agreement honors and assumes all agreements between U.S. Steel and the USW, and recognizes the union as the bargaining representative of the USW represented employees.

There's no changes to the existing collective bargaining agreements, but we have ongoing dialogues. I reached out this morning to the Head of the Union, Dave McCall, I'm awaiting a call back. But I understand that at multiple levels throughout the organization, we've made those connections.

Q - Lawson Winder {BIO 16002509 <GO>}

Fantastic. For my follow-up, Mori, if I could please ask about the plans with Big River Steel 2. The concept with U.S. Steel was to offset the Big River Steel 2 production with closures elsewhere. Would that still be the plan under your ownership? Thank you.

A - Takahiro Mori {BIO 22164358 <GO>}

We are supportive of the U.S. Steel plan for production in the future. So we're just following the current U.S. Steel production plan. And I think I believe that the U.S. Steel is planning to shift some quantity from the other mills to Big River Steel 2. So I'm thinking or planning to follow that plan.

Q - Lawson Winder {BIO 16002509 <GO>}

Thank you all very much.

Operator

Our next question is from the line of Phil Gibbs with KeyBanc Capital Markets. Please go ahead.

Q - Phil Gibbs {BIO 17698714 <GO>}

Hey, good morning. In terms of Nippon's existing automotive share in the United States or globally, is there any way to frame that up? I'm trying to just think about the existing and future presence within that sector, given you highlighted it as something that it's important.

A - Takahiro Mori {BIO 22164358 <GO>}

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United States Steel Corp (X US Equity)
2023-12-18

Okay. So, I don't think we have a significant share in the United States automotive industry, but in Japan, we have a significant percentage of the share. I cannot disclose the share itself at this moment, but we are planning to inject our technology to the United States Steel and to be more stronger or competitive to the automakers, and we would like to provide high-quality steel and services that might improve the customer relationship in the United States. That's my plan.

Q - Phil Gibbs {BIO 17698714 <GO>}

That's helpful. Is there -- does this transaction at all change your plans in terms of finishing the EAF at Calvert with Arcelor?

A - Takahiro Mori {BIO 22164358 <GO>}

It doesn't affect our relationship with ArcelorMittal. The Calvert is Calvert, and the U.S. Steel is U.S. Steel.

Q - Phil Gibbs {BIO 17698714 <GO>}

Thank you.

A - Takahiro Mori {BIO 22164358 <GO>}

Yeah.

Operator

(Operator Instructions) Our next question is from the line of Gordon Johnson with GLJ Research. Please go ahead.

Q - Gordon Johnson {BIO 15743594 <GO>}

Hey, guys. Thanks, and congratulations on the deal. I think the price surprised me. So, I guess the first question is, this was kind of asked initially, but just a quick follow-up. Given the extended authority of CFIUS in 2018, is there any risk you guys see of them coming in and potentially questioning this bill? And then a quick follow-up, please.

A - David B. Burritt {BIO 5173302 <GO>}

I don't believe so, no.

Q - Gordon Johnson {BIO 15743594 <GO>}

Okay. I'm sure that would be helpful. And then I guess a follow-up would be just the -- I guess, the utilization and the efficiency of the Big River. I guess, since acquiring Big River, the costs there have gone up slightly since you guys still acquired them. Are there any specific plans you guys can highlight with respect to more efficiently operate that asset? Thanks for the question.

A - David B. Burritt {BIO 5173302 <GO>}

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United States Steel Corp (X US Equity)
2023-12-18

Gordon, I'm not sure I understand you, but you're asking about what are we doing to improve the efficiency of Big River, was that the question?

Q - Gordon Johnson {BIO 15743594 <GO>}

Yes, I guess more specifically, I just sent the query Big River in the first quarter of '21. Just looking at the most recent filings, EBITDA per ton is down roughly 59% and the mini mill cost per ton are up roughly 23%. So I guess the question is just going forward, what's the plan for all of this?

A - David B. Burritt {BIO 5173302 <GO>}

Sure. We're always focused on continuous improvement. I think the thing to really remember here is that the NGO galvanizing line, it's up and running. We're going to get some benefits of that longer term. Obviously, there's startup and things like that that we're going through with that process, but we feel absolutely wonderful about this Big River facility. And with Big River too, it's going to be even more remarkable.

So, I think this is a great asset for us and it continues to get better. We have startups and we move forward, and we're pleased to report that we continue to be on budget, on time, and so this is a wonderful place to be.

Q - Gordon Johnson {BIO 15743594 <GO>}

Thanks, Dave.

A - David B. Burritt {BIO 5173302 <GO>}

Thanks.

Operator

Our next question is a follow-up question from the line of Tristan Gresser with Exane BNP Paribas. Please go ahead.

Q - Tristan Gresser {BIO 20323170 <GO>}

Yes, thank you for taking the follow-up. This is a question for Takahiro Mori, please. I believe in your presentation there are mentions of the attractiveness of the U.S. steel market, but could you discuss a little bit Europe where you acquired three blast furnace in Slovakia potentially? So what's -- what would be the strategy there?

And a bit similar to Japan, there are a lot of pressure on the blast furnace routes with decarbonization, so there could be some needed investment in that country. So how do you view your presence in Europe? And what's -- what would be the strategy there? Thank you.

A - Takahiro Mori {BIO 22164358 <GO>}

Yeah. As to the Europe, this is quite new for us, and this is the price that we don't originally plan to get into -- the market we get into. So, after the transaction, we have

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FINAL TRANSCRIPT 2023-12-18 United States Steel Corp (X US Equity) Page 12 of 12 Q - Tristan Gresser Operator A - David B. Burritt Operator to think about how we can utilize the operation in the Europe. That's my current situation. However, apparently in the United States, U.S. Steel has its plan at this moment and I have to dig in that plan. Is that good or not? And after the evaluation of that plan, I'm going to start thinking what we can do in the future. {BIO 20323170 <GO>} Okay. That's very clear. Thank you. And there are no further questions on the line at this time. I'll turn the call back to the U.S. Steel CEO for closing remarks. {BIO 5173302 <GO>} Thank you to everyone for joining us this morning on such short notice and for the discussion. As we conclude, a special thank you to our customers. Today's announcement highlights the close partnership and the global innovation that we will bring to you. Importantly, thank you to our employees for your unwavering commitment to safety. And I'm so grateful for each and every one of you. We hope you're as excited about today's announcement as we are. We look forward to updating you on the business' performance at our fourth quarter earnings call and truly appreciate your interest in and engagement with U.S. Steel. U.S. Steel's best days are ahead together. Now, let's get back to work safely. That does conclude the conference call for today. We thank you for your participation and ask that you please disconnect your lines. This transcript may not be 100 percent accurate and may contain misspellings and other inaccuracies. This transcript is provided "as is", without express or implied warranties of any kind. Bloomberg retains all rights to this transcript and provides it solely for your personal, non-commercial use. Bloomberg, its suppliers and third-party agents shall have no liability for errors in this transcript or for lost profits, losses, or direct, indirect, incidental, consequential, special or punitive damages in connection with the furnishing, performance or use of such transcript. Neither the information nor any opinion expressed in this transcript constitutes a solicitation of the purchase or sale of securities or commodities. Any opinion expressed in the transcript does not necessarily reflect the views of Bloomberg LP. © COPYRIGHT 2023, BLOOMBERG LP. All rights reserved. Any reproduction, redistribution or retransmission is expressly prohibited.

Additional Information and Where to Find It This communication relates to the proposed transaction between the United States Steel Corporation (the “Company”) and NSC. In connection with the proposed transaction, the Company will file relevant materials with the United States Securities and Exchange Commission (“SEC”), including the Company’s proxy statement on Schedule 14A (the “Proxy Statement”). The information in the preliminary Proxy Statement will not be complete and may be changed. The definitive Proxy Statement will be delivered to stockholders of the Company. The Company may also file other documents with the SEC regarding the proposed transaction. This communication is not a substitute for the Proxy Statement or for any other document that may be filed with the SEC in connection with the proposed transaction. The proposed transaction will be submitted to the Company’s stockholders for their consideration. BEFORE MAKING ANY VOTING DECISION, THE COMPANY’S STOCKHOLDERS ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC, INCLUDING THE PROXY STATEMENT, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY, NSC AND THE PROPOSED TRANSACTION. The Company’s stockholders will be able to obtain free copies of the preliminary Proxy Statement and the definitive Proxy Statement (in each case, if and when available), as well as other documents containing important information about the Company, NSC and the proposed transaction once such documents are filed with the SEC, without charge, at the SEC’s website (www.sec.gov). Copies of the Proxy Statement and the other documents filed with the SEC by the Company can also be obtained, without charge, by directing a request to United States Steel Corporation, 600 Grant Street, Pittsburgh, Pennsylvania 15219, Attention: Corporate Secretary; telephone412-433-1121, or from the Company’s website www.ussteel.com. Participants in the Solicitation NSC, the Company and their directors, and certain of their executive officers and employees may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in respect of the proposed transaction. Information regarding the directors and executive officers of the Company who may, under the rules of the SEC, be deemed participants in the solicitation of the Company’s stockholders in connection with the proposed transaction, including a description of their direct or indirect interests, by security holdings or otherwise, will be set forth in the Proxy Statement when it is filed with the SEC. Information about these persons is included in each company’s annual proxy statement and in other documents subsequently filed with the SEC, and will be included in the Proxy Statement when filed. Free copies of the Proxy Statement and such other materials may be obtained as described in the preceding paragraph. Forward-Looking Statements This communication contains information regarding the Company and NSC that may constitute “forward-looking statements,” as that term is defined under the Private Securities Litigation Reform Act of 1995 and other securities laws, that are subject to risks and uncertainties. We intend the forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in those sections. Generally, we have identified such forward-looking statements by using the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “target,” “forecast,” “aim,” “should,” “plan,” “goal,” “future,” “will,” “may” and similar expressions or by using future dates in connection with any discussion of, among other things, statements expressing general views about future operating or financial results, operating or financial performance, trends, events or developments that we expect or anticipate will occur in the future, anticipated cost savings, potential capital and operational cash improvements and changes in the global economic environment, as well as statements regarding the proposed transaction, including the timing of the completion of the transaction. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. Forward-looking statements include all statements that are not historical facts, but instead represent only the Company’s beliefs regarding future goals, plans and expectations about our prospects for the future and other events, many of which, by their nature, are inherently uncertain and outside of the Company’s or NSC’s control. It is possible that the Company’s or NSC’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. Management of the Company or NSC, as applicable, believes that these forward-looking statements are reasonable as of the time made. However, caution should be taken not to place undue reliance on any such forward-looking statements because such statements speak only as of the date when made. In addition, forward looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from the Company's or NSC’s historical experience and our present expectations or projections. Risks and uncertainties include without limitation: the ability of the parties to consummate the proposed transaction on a timely basis or at all; the timing, receipt and terms and conditions of any required governmental and regulatory approvals of the proposed transaction that could cause the parties to terminate the definitive agreement and plan of merger relating to the proposed transaction (the “Merger Agreement”); the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement; the possibility that the Company’s stockholders may not approve the proposed transaction; the risks and uncertainties related to securing the necessary stockholder approval; the risk that the parties to the Merger Agreement may not be able to satisfy the conditions to the proposed transaction in a timely manner or at all; risks related to disruption of management time from ongoing business operations due to the proposed transaction; certain restrictions during the pendency of the proposed transaction that may impact the Company’s ability to pursue certain business opportunities or strategic transactions; the risk that any announcements relating to the proposed transaction could have adverse effects on the market price of the Company’s common stock or NSC’s common stock or American Depositary Receipts; the risk of any unexpected costs or expenses resulting from the proposed transaction; the risk of any litigation relating to the proposed transaction; and the risk that the proposed transaction and its announcement could have an adverse effect on the ability of the Company or NSC to retain customers and retain and hire key personnel and maintain relationships with customers, suppliers, employees, stockholders and other business relationships and on its operating results and business generally; and the risk the pending proposed transaction could distract management of the Company. The Company directs readers to its Form 10-K for the year ended December 31, 2022 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, and the other documents it files with the SEC for other risks associated with the Company’s future performance. These documents contain and identify important factors that could cause actual results to differ materially from those contained in the forward-looking statements. Risks related to NSC’s forward-looking statements include, but are not limited to, changes in regional and global macroeconomic conditions, particularly in Japan, China and the United States; excess capacity and oversupply in the steel industry; unfair trade and pricing practices in NSC’s regional markets; the possibility of low steel prices or excess iron ore supply; the possibility of significant increases in market prices of essential raw materials; the possibility of depreciation of the value of the Japanese yen against the U.S. dollar and other major foreign currencies; the loss of market share to substitute materials; NSC’s ability to reduce costs and improve operating efficiency; the possibility of not completing planned alliances, acquisitions or investments, or such alliances, acquisitions or investments not having the anticipated results; natural disasters and accidents or unpredictable events which may disrupt NSC’s supply chain as well as other events that may negatively impact NSC’s business activities; risks relating to CO2 emissions and NSC’s challenge for carbon neutrality; the economic, political, social and legal uncertainty of doing business in emerging economies; the possibility of incurring expenses resulting from any defects in our products or incurring additional costs and reputational harm due to product defects of other steel manufacturers; the possibility that we may be unable to protect our intellectual property rights or face intellectual property infringement claims by third parties; changes in laws and regulations of countries where we operate, including trade laws and tariffs, as well a tax, environmental, health and safety laws; and the possibility of damage to our reputation and business due to data breaches and data theft. All information in this communication is as of the date above. Neither the Company nor NSC undertakes any duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s or NSC’s expectations whether as a result of new information, future events or otherwise, except as required by law.